Exhibit 10.58

SETTLEMENT AGREEMENT
AND GENERAL RELEASE

This SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) is effective as of June 16, 2008, by and between Material Technologies, Inc., a Delaware corporation (the “Company”), on the one hand, and PALISADES CAPITAL, LLC, HYDE INVESTMENTS, LTD. AND LIVINGSTON INVESTMENTS, LTD. (each a “Debenture Holder” and collectively the “Debenture Holders”), on the other hand.  Each of the Company and the Debenture Holders are sometimes referred to below as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.        WHEREAS, the Debenture Holders believe that Company is indebted to Debenture Holders in the amount of Three Million Six Hundred Ninety One Thousand Three Hundred Ninety One Dollars and 90/100 ($3,691,391.90) as of June 16, 2008 pursuant to the terms of those certain Senior Secured Convertible Debentures issued in September 2003 (the “Debentures”), as amended to date, and including accrued interest to date; and

B.        WHEREAS, a dispute has arisen concerning the exact amount owed to the Debenture Holders (the “Dispute”), and the Company has requested an extension of the maturity date of the Debentures, and consent to certain actions proposed to be taken by the Company; and

C.        WHEREAS, the Parties wish amicably to agree on an exact amount owed under the Debentures and to resolve and settle all disputes between them in the manner set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the mutual promises contained in this Agreement, the Parties do hereby agree as follows:

W i t n e s s e t h :

1.  The Release.

(a)     The Company, for itself and its respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subpartners, subsidiaries, successors, transferees, underwriters, clients and customers, and all persons acting by, through, under or in concert with any of them, and each of them, hereby releases and discharges (i) each Debenture Holder, GCH Capital, Ltd. (“GCH”), Corporate Legal Services, LLP and each of their respective subsidiaries, and their respective past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, insurers, officers, managers, parents, partners, predecessors, representatives, servants, shareholders, subpartners, subsidiaries, successors, transferees and owners, and each of them; and (ii) all persons acting by, through, under or in concert with any of them, of and from any and all actions, causes of action, claims, costs, damages, debts, demands, expenses, liabilities, losses and obligations, actual or contingent, known or unknown, arising on or prior to the date hereof, including without limitation any action based on fraud, fraudulent inducement, usury violations, negligence, misrepresentation, breach of contract or fiduciary duty, or any other conceivable form of legal, equitable or other claim (the “Released Claims”).  Notwithstanding anything to the contrary herein, the Company is not waiving any defenses it may have in a claim or action against it by the released parties, nor will the released parties accept the assignment of any third party claims against the Company from any third party other than another Debenture Holder, their principals or GCH Capital, Ltd..

(b)     The Company acknowledges that there is a risk that subsequent to the execution of this Agreement, one or more Parties will incur or suffer loss, damages or injuries which are in some way caused by or related to the Released Claims, but which are unknown and unanticipated at the time this Agreement is signed.  The Company hereby assumes the above-mentioned risk and understands that this Agreement SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED RESULTS OF THE TRANSACTIONS AND OCCURRENCES DESCRIBED ABOVE, AS WELL AS THOSE KNOWN AND ANTICIPATED, and the Company acknowledges in executing the releases (the “Releases”) contained in this Agreement, that it does so with full knowledge of any and all rights and benefits that it might otherwise have had under California Civil Code Section 1542, and  upon the advice of counsel, hereby waives and relinquishes any and all such rights and benefits.  The Company acknowledges and agrees that this waiver is an essential and material term hereof, without which this Agreement (including, without limitation, the Releases) would not have been entered into.  Section 1542 reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

The Company certifies that it has read the foregoing recitation of Section 1542 and understands the meaning of such section and such fact is indicated by the signing of such Party’s initials hereto:

_____________
Company's
Initials

The Company further acknowledges that it may hereafter discover facts different from or in addition to those known or believed to be true with respect to the Released Claims.  The Company agrees that the Releases shall be and shall remain effective in all respects, notwithstanding any such different or additional facts, or any facts which are intentionally concealed from either by the other.  In this regard, and without limitation, the Company declares that it realizes that it may have damages it presently knows nothing about and that, as to them, they have been released pursuant to the Releases.  The Company further declares that it understands that the parties being released would not have agreed to compromise their respective claims if the Releases did not cover damages and their results which may not yet have manifested themselves or which may be unknown or not anticipated at the present time.

(c)     The Releases shall not be deemed an admission by the Company of any sort.  No right shall inure to any third party (other than third parties described in subparagraph (a) above) from the obligations, representations and agreements made or reflected herein.

(d)     The Company represents and warrants that it alone is the owner of the Released Claims, that it has not heretofore assigned or transferred, nor purported to assign or transfer to any third party, and is not aware of any third party, who might assert some interest in any of the Released Claims.  The Company further agrees to indemnify, defend and hold harmless the Debenture Holders from all liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Debenture  Holders as a result of any third party asserting any such assignment or transfer of any such interest, right or claim.

(e)     The Company represents and warrants that none of the Released Claims is subject to any purported or actual lien, security interest, encumbrance or other contractual right of any third party.  The Company further agrees to indemnify, defend and hold harmless the Debenture Holders from all liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Debenture Holders as a result of any third party asserting the existence of any of the foregoing.

(f)      The Company acknowledges that it has read this Agreement, has been, or has had the opportunity to be, represented by independent counsel of their its choice in connection with the circumstances leading up to the execution of the Releases, understands the terms, conditions and consequences of the Releases, and is freely and voluntarily entering into the Releases.

2.  Representations and Warranties.  Each of the Parties hereby represents and warrants to the other as follows:

(a)     It has full power and authority to execute, deliver and perform this Agreement (including, without limitation, as applicable, the Releases) and to do any and all other things reasonably required hereunder.

(b)    The execution, delivery and performance of this Agreement are not in contravention of or in conflict with any other agreement, indenture or undertaking to which it is a party or by which it, or any of its property, may be bound or affected.

(c)    Other than as set forth in this Agreement, the Releases are not conditioned upon the occurrence or nonoccurrence of any event or the granting of any consent or approval or related to or dependent upon any other event or any agreement or business transaction between the Parties.

(d)    All covenants, representations and warranties contained in this Agreement (including, without limitation, the Releases) shall survive the execution and delivery of this Agreement.

3.  Payments and Deliveries.

(a)    As consideration and as a condition for the obligations of the Debenture Holders under this Agreement, the Company agrees to do the following:

(i)        The Company will issue seven-year warrants to purchase 35,000,000 shares of post-split common stock, at a purchase price of the lesser of (i) $0.001 per share, or (ii) fifty percent (50%) of market price, which warrants shall contain a cashless exercise provision and piggy-back registration rights as set forth in Exhibits A-D; provided, that the maximum number of shares that the Company shall be required to register on any one registration statement shall not exceed 30% of the total number of shares of common stock registered for other parties on such registration statement.

(ii)        The warrants will be issued as follows:

(a)           10,000,000 warrants to Palisades Capital, LLC;
(b)           15,000,000 warrants to London Finance Group, Ltd.;
(c)           8,000,000 warrants to Hyde Investments, Ltd.; and
(d)           2,000,000 warrants to Livingston Investments, Ltd.

(iii)       The Company shall execute an Amendment to each of the Debentures as set forth in Exhibits E-G (the “Debenture Amendments”).

(iv)       All share amounts referred to herein are deemed to be after the effect of an anticipated one for one-thousand reverse split of the Class A Common Stock of the Company.

(b)     The Debenture Holders consent to the Company’s issuance to Mr. Bernstein warrants to purchase up to 30 million post-split shares of its Class A Common Stock at an exercise price of $0.01 per share; provided, however, that Mr. Bernstein and any other person or entity receiving any of the shares issuable upon exercise of such warrants shall execute the Shareholder Lockup Agreement attached hereto as Exhibit H, and the Company shall not waive or amend any of the provisions of such Agreement, or otherwise release or remove the restrictive legend from any shares under such Agreement, at any time prior to the earlier of June 30, 2011 or the date of full repayment or conversion of the Debentures, without the written consent of all of the then-Debenture Holders.  Notwithstanding the foregoing, this provision shall not apply to up to $2,500,000 worth of shares that may be sold by Mr. Bernstein personally as provided in the Debenture Amendments.

(c)     In the event the Company issues any common stock for cash consideration of less than fifty percent (50%) of closing price reported for the Company’s common stock on the date of such issuance, then any person or entity (other than the Debenture Holders, GCH or London Finance Group, Ltd. (“LFG”)) receiving any of such shares shall execute the Shareholder Lockup Agreement attached hereto as Exhibit H, and the Company shall not waive or amend any of the provisions of such Agreement, or otherwise release or remove the restrictive legend from any shares under such Agreement, at any time prior to the date which is three years from the date of issuance of such certificate, without the written consent of all of the then-Debenture Holders.

(d)     In the event the Debenture Holders elect to exercise or convert any convertible security held by such Debenture Holder, the Company shall deliver the common stock issuable upon such exercise or conversion, without restrictive legend if legally permitted, within five calendar days of the Company’s receipt of a notice of exercise or conversion.

(e)     The Company shall execute an escrow agreement as set forth in Exhibit I (the “Escrow Agreement”).

(f)      As consideration and as a condition for the obligations of the Company under this Agreement, the Debenture Holders, and each of them, agrees to do the following:

(i)         The Debenture Holders shall execute the Amendments.

(ii)        The Debenture Holders shall execute the Escrow Agreement.

(iii)       The Debenture Holders hereby consent to an amendment to the Articles of Incorporation of the Company to change its name to Matech Corp., and to effect a reverse split of the common stock of the Company such that each one thousand shares are combined into one share.

(g)     Palisades Capital, LLC, Hyde Investments, Ltd., Livingston Investments, Ltd., GCH Capital, Ltd., London Finance Group, Ltd., and their respective affiliates (the “Anti-Dilution Rights Holders” shall be entitled to maintain their respective percentage ownership in the Company at all times, except for reductions in holdings arising from the sale or transfer of shares by such Anti-Dilution Rights Holders.

(i)         Stock Issuances.  In the event the Company, one time or from time to time, issues any shares of its Class A Common Stock (“Common Stock”) after the date hereof, then the Anti-Dilution Rights Holders shall receive shares of Common Stock equal to the result of the following formula: (shares issued in new issuance divided by total shares of Common Stock issued and outstanding on the date of such issuance) multiplied by total shares of Common Stock held by such Anti-Dilution Rights Holder on the date of such issuance plus shares issuable to such Anti-Dilution Rights Holder upon exercise of any warrants held by such holder.  Notwithstanding the foregoing, the Anti-Dilution Rights Holder’s shall not receive additional shares of Common Stock pursuant to the anti-dilution formula set forth above for shares issuable upon conversion of the Debentures.

(ii)        Warrant Issuances.  In the event the Company, one time or from time to time, issues any warrants or options to purchase capital stock of the Company after the date hereof (the “New Warrants”), then the Company shall issue to the Anti-Dilution Rights Holders a number of Warrants or options, on identical terms to the New Warrants, equal to the result of the following formula: number of shares issuable upon exercise of such warrants or options issued in such issuance, multiplied by (total shares of Common Stock and warrants owned by such Anti-Dilution Rights Holder on the date of such issuance divided by total shares of Common Stock outstanding on the date of such issuance).  Notwithstanding anything herein to the contrary, in the event by operation of this paragraph an issuance would cause the Anti-Dilution Rights Holder to hold five percent (5%) or more of the issued and outstanding Common Stock of the Company, then a provision shall be added to any warrants or options issued providing that the warrant or option may not be exercised to the extent such exercise would cause the holder of such warrant or option to beneficially own five percent or more of the outstanding common stock of the Company; provided further, that the expiration date of any such warrant or option would be extended to the date which is ten business days after the exercise of the entire warrant or option would not cause such holder to beneficially own five percent or more of the outstanding common stock of the Company.

(h)         The Company hereby conclusively agrees that the balance of the Debentures as of June 16, 2008 are $1,189,669.30 held by Palisades Capital, LLC, $650,755.42 held by Livingston Investments, Ltd., and $1,858,967.19 held by Hyde Investments, Ltd.  Each of the Debentures shall be increased by an extension fee equal to fifteen percent (15%) of the above amounts, which shall be added to the Debentures as of June 16, 2008 as reflected on the attached amendments.

(i)          The Company shall pay to LFG or its assignees the sum of Twenty Thousand Dollars ($20,000) per month, on the first day of each month, starting July 1, 2008 and continuing until July 1, 2011; provided, however, Palisades Capital, LLC shall pay this amount directly to LFG as an additional advance under its Debenture, and such amount shall be added to the principal balance of the debenture held by Palisades Capital on the first day of each month commencing June 1, 2008.

(j)      The Company shall execute that certain Consulting Agreement, dated June 16, 2008, by and between the Company and LFG.

(k)      In the event the Company issues any shares to any shareholder of the Company, for less than ten percent of the market price of such shares on the date of issuance, or for no consideration, or pursuant to any shareholder loyalty program, such shares shall be issued with a legend stating that such shares may not be sold, hypothecated, alienated or otherwise transferred until three years from the date of issuance of such certificate, and the Company shall place a stop-transfer order with the Company’s transfer agent with respect to such certificate in order to fully enforce such restriction.  The Company shall not waive such restriction, or remove such stop transfer order, without the written consent of the holder of a majority of the outstanding Debentures.

4.  Successors.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, representatives, assigns, affiliates, agents, shareholders, directors, employees and attorneys, past and present, and each of them.

5.  Integration.  This Agreement and the schedules and exhibits attached hereto compromise the entire understanding of the Parties concerning the subject matter hereof, and may only be modified or amended by an agreement in writing executed by each of the Parties which specifically refers to this Agreement.  The rights, duties and obligations of the Parties under this Agreement shall operate independently of any other relationship, contractual or otherwise, between the Parties.

6.  Governing Law.  This Agreement shall be construed in all respects in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within California. Any dispute which relates to the subject matter hereof, or arises herefrom, shall be resolved in Los Angeles County, California.  Each of the Parties hereby submits to the exclusive jurisdiction of such court, and agrees that this Agreement shall be deemed to have been entered into, and performance is required in, Santa Monica, California.  The Parties hereby agree to waive trial by jury with respect to any such dispute, and shall permit such dispute to be resolved by bench trial at the Superior Court sitting in Santa Monica, California.

7.  Further Assurances.  Each of the Parties agrees to cooperate with the other Party to execute, acknowledge and deliver any and all additional agreements, certificates, instruments, dismissals and documents and to take any and all such further actions, all at the Company’s expense and all as may reasonably be deemed necessary or appropriate by the Parties to effectuate this Agreement.

8.  Agreement Not Drafted by Either Party.  In the event of any disagreement hereunder, this Agreement shall not be construed as having been drafted by either Party.

9.  Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute one and the same agreement.  If this Agreement is executed in counterparts, then each Party shall execute sufficient counterpart signature pages for each Party, ultimately, to be provided with an originally executed counterpart signature page from each Party.

10.  Gender.  Each gender shall include the other genders whenever the context may require in this Agreement.

11.  Authority to Sign.  Each of the individuals whose signature appears below hereby represents and warrants that he or she has actual authority to enter into this Agreement on behalf of the entity on whose behalf he or she signs this Agreement and does so to the fullest extent of his or her authority, whether as an individual, officer, director, shareholder, partner, joint venturer or otherwise.

12.  Captions. The headings of the sections of this Agreement are intended solely for convenience of reference and are not intended and will not be deemed for any purpose whatever to modify or explain or place any construction upon any of the provisions of this Agreement.

13.  Attorneys' Fees. In the event any party hereto will institute an action to enforce any rights hereunder, the prevailing party in such action will be entitled, in addition to any other relief granted, to reasonable attorneys' fees and costs.

14.  Confidentiality.  Except as required by law (including the Company’s obligations under the Securities Exchange Act of 1934), the Parties shall hold all information pertaining to, or relating to the Company and all parties released under this Agreement and all arrangements, agreements and conduct between the Parties, strictly confidential, and shall not disclose any information regarding any such parties, including without limitation the Company and/or its principals, to any third party, for any reason whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

"Company"

Material Technologies, Inc.
a Delaware corporation

By:  /s/ Robert M. Bernstein
       Robert M. Bernstein
       Its:  President and Chief Executive

"DEBENTURE HOLDERS"

PALISADES CAPITAL, LLC	HYDE INVESTMENTS, LTD.

By:	By:
Name:	Name:
Title:	Title:

LIVINGSTON INVESTMENTS, LTD.

By:
Name:
Title:

Exhibits A – D

Warrant Agreements

Exhibits E - G

Debenture Amendments

Exhibit H

Shareholder Lockup Agreement

Exhibit I

Escrow A